EXHIBIT 10.70
Annual Incentive Plan
Flowserve Corporation
Effective January 1, 2001

Flowserve Corporation
Annual Incentive Plan
Article 1. Establishment and Purpose
     1.1 Establishment of the Plan. Flowserve Corporation, a New York corporation (the “Company” as defined in Article 2 below), hereby establishes an annual incentive compensation plan to be known as the Flowserve Corporation Annual Incentive Plan (the “Plan”), pursuant to the terms and conditions as set forth herein. The Plan permits the Company to award annual bonuses to Employees of the Company based on the achievement of pre-established performance goals.
     Upon approval by the Board of Directors of the Company (the “Board”), the Plan shall be effective until December 31, 2010, or until earlier terminated by the Board.
     1.2 Purpose. The primary purposes of the Plan are to: (a) motivate Participants (as defined in Article 2 below) towards achieving annual goals that are within corporate, divisional, group and/or local facility control, and are considered key to the Company’s success; (b) encourage teamwork among Participants in various segments of the Company; and (c) reward performance with pay that varies in relation to the extent to which the pre-established goals are achieved.
Article 2. Definitions
     Whenever used in the Plan, the following terms shall have the meanings set forth below:
(a) “Affiliate” or “Subsidiary” means any corporation which is a member of a controlled group of corporations (determined in accordance with Section 414(b) of the Code) of which the Company is a member and any other trade or business (whether or not incorporated) which is controlled by, or under common control (determined in accordance with Section 414(c) of the Code) with the Company.
(b) “Award Opportunity” means the various levels of incentive award payouts that a Participant may earn under the Plan, as established by the Committee pursuant to Sections 5.1 and 5.2 herein.
(c) “Board” means the Board of Directors of the Company.
(d) “Cause”, or the local equivalent, means: (i) the willful and continued failure by a Participant to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that he has not substantially performed his duties, or (ii) the willful engaging by the Participant in conduct materially and demonstrably injurious to the Company, monetarily or otherwise; provided, however, that if the Participant has entered into an employment agreement that is binding as of the date of the event or action otherwise determined to be “Cause,” and if such employment agreement defines “Cause,” such definition of “Cause” shall apply. No act, or failure to act, shall be considered “willful” if, in the Participant’s sole judgment, the action or omission was done, or omitted to be done, in good faith and with a reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Participant shall not be deemed to have terminated for “Cause” unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire authorized membership of the Board, or, if after a Change In Control, the Incumbent Board, at a meeting of the Board or Incumbent Board, as appropriate, called and held for the purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with counsel, to be heard before the Board or Incumbent Board, as appropriate), finding that in the good faith opinion of the Board or Incumbent Board the Participant was guilty of conduct set forth above in clause (i) or (ii) of this Article 2 Section (d). The Participant may also be heard by a representative appointed by the Board or the Incumbent Board.
(e) “Change in Control”, means any change in control of a nature that would be required to be reported, in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act (excluding any transaction described in Section (e) (i)-(v) below that is specifically determined to not constitute a change in control), provided that, without limitation, such a change in control shall be deemed to have occurred if:
(i) “Any “Person” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Company or its Affiliates, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 20% or more of either: (A) the then outstanding common shares of the Company (the “Outstanding Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that such beneficial ownership shall not constitute a Change In Control if it occurs as a result of any of the following acquisitions of securities: (1) any acquisition directly from the Company, (2) any acquisition by a Subsidiary, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (4) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A) or (B) of Article 2 Section (e)(iii) below are satisfied. Notwithstanding the foregoing, a Change In Control shall not be deemed to occur solely because any Person (the “Subject Person”) became the beneficial owner of 20% or more of the Outstanding Shares or Voting

Securities as a result of the acquisition of Outstanding Shares or Voting Securities by the Company, including any affiliates defined in clauses (B)(2) or (B)(3) above of this Section (e)(i), which, by reducing the number of Outstanding Shares or Voting Securities, increases the proportional number of shares beneficially owned by the Subject Person; provided, that if a Change In Control would be deemed to have occurred (but for the operation of this sentence) as a result of the acquisition of Outstanding Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional Outstanding Shares or Voting Securities which increases the percentage of the Outstanding Shares or Voting Securities beneficially owned by the Subject Person, then a Change In Control shall then be deemed to have occurred; or
(ii) Individuals who constitute the Board (the “Incumbent Board”) cease for any reason except for the death, Disability, or ineligibility of the director to seek re-election to the Board as a result of term or age limitations, to constitute at least two-thirds (2/3) of the Board within any consecutive twenty-four (24) month period; provided, however,, that any individual becoming a director subsequent to the date of the beginning of such twenty-four (24) month period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the elected directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation; or
(iii) The Consummation of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (A) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (or any parent thereof) and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation of such Outstanding Shares and Voting Securities, as the case may be, or (B) (1) officers of the Company as of the effective date of such reorganization, merger or consolidation constitute at least three-quarters (3/4) of the officers of the ultimate parent corporation resulting from such reorganization, merger or consolidation, (2) elected members of the Board of Directors of the Company as of the effective date of such reorganization, merger or consolidation constitute at least three-quarters (3/4) of the board of directors of the ultimate parent corporation resulting from such reorganization, merger or consolidation and (3) the positions of Chairman of the Board of Directors, the Chief Executive Officer, and the President of the corporation resulting from such reorganization, merger or consolidation are held by individuals with the same positions at the Company as of the effective date of such reorganization, merger or consolidation; or
(iv) The consummation of the sale, lease, exchange or other disposition of all or substantially all of the assets of the Company, unless such assets have been sold, leased, exchanged or disposed of to a corporation with respect to which following such sale, lease, exchange or other disposition (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (or any parent thereof) entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Voting Securities of the Company immediately prior to such sale, lease, exchange or other disposition in substantially the same proportions as their ownership immediately prior to such sale, lease, exchange or other disposition of such Outstanding Shares and Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or a Subsidiary of the Company or any Person, beneficially owning, immediately prior to such sale, lease, exchange or other disposition, directly or indirectly, 20% or more of the Outstanding Shares or Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation (or any parent thereof) and the combined voting power of the then outstanding voting securities of such corporation (or any parent thereof) entitled to vote generally in the election of directors and (C) at least two-thirds (2/3) of the members of the board of directors of such corporation (or any parent thereof) were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale, lease, exchange or other disposition of assets of the Company.
(v) Notwithstanding anything to the contrary in Article 2 Section (e) clauses (i) — (iv) above and without limitation, the Incumbent Board may, in its sole discretion, determine that a Change In Control has occurred under circumstances other than those contemplated by this Article 2

Section (e). In such circumstances, a Change In Control will be deemed to have occurred through a vote by two-thirds (2/3) of the Incumbent Board to approve a motion declaring such a Change In Control has occurred.
     (f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     (g) “Committee” means the Compensation Committee established and appointed by the Board.
     (h) “Company” means Flowserve Corporation, a New York corporation, and its successors and assigns.
     (i) “Disability” means a long-term disability as defined in and meeting the terms and conditions of the Flowserve Corporation Long Term Disability Plan, as amended or, as set forth in any successor plans, as applicable to the Participant.
     (j) “Discretionary” means the Committee’s sole and exclusive right to determine who participates in the Plan on an annual basis, and such participation shall only be evidenced by invitation issued by the Committee.
     (k) “Effective Date” means the date the Plan becomes effective, as set forth in Article 1 Section 1.1.
     (1) “Eligible Earnings” for exempt employees includes the following elements, where applicable: regular earnings; sick pay; holiday pay; paid leave; short-term disability pay; jury duty pay; pay for vacation time taken; and retroactive pay. All other earnings shall be excluded, including, where applicable, Annual Incentive Plan awards for prior years, Long-Term Incentive Plan awards, commissions, discretionary and non-discretionary bonuses, accrued vacation pay, long-term disability pay, severance pay, expense reimbursements, car allowances, tax/financial planning reimbursements, club dues, and foreign service allowances. “Eligible Earnings” for non-exempt employees include regular earnings, overtime pay, sick pay, holiday pay, shift differential, lead pay, field premiums, paid leave, short-term disability pay, jury duty pay, non-discretionary bonuses, pay for vacation time taken, and retroactive pay. All other earnings shall be excluded, including Annual Incentive Plan awards for prior years, commissions, discretionary bonuses, accrued vacation pay, long-term disability pay, severance pay, and expense reimbursements.
     (m) “Employee” means any person paid through the payroll department of the Company or its Subsidiaries or Affiliates (as opposed to the accounts payable department of the Company); provided, however, that the term

     “Employee” shall not include any person who has entered into an independent contractor agreement, consulting agreement, franchise agreement or any similar agreement with the Company, nor the employees of any such person, regardless of whether that person (including his or her employees) is later found to be an employee of the Company by any court of law or regulatory authority.
     (n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
     (o) “Final Award” means the actual award earned during a Performance Period by a Participant, as determined by the Committee following the end of the Performance Period.
     (p) “Participant” means an Employee chosen by the Committee to participate in the Plan as provided for in Article 4 herein.
     (q) “Performance Period” means the twelve (12) month period beginning January 1st and ending December 31st over which performance is measured for purposes of determining Final Awards.
     (r) “Plan” means the Flowserve Corporation Annual Incentive Plan, as set forth herein.
     (s) “Retirement” shall mean the termination of a Participant’s employment for any reason other than for Cause on or after the earlier of (i) the Participant’s Early Retirement Date (as such term is defined in the Company’s tax-qualified retirement plan; or (ii) the Participant attaining sixty-five (65) years of age.
     (t) “Target Incentive Award” means the award to be paid to Participants when the Company meets targeted performance results, as established by the Committee. This award is based on the Employee’s Eligible Earnings and his or her level of responsibility.
Article 3. Administration
     3.1 The Committee. The Plan shall initially be administered by the Compensation Committee of the Board.
     3.2 Authority of the Committee. Except as limited by law or by the certificate of incorporation or bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Employees who shall participate in the Plan; determine the size and types of Award Opportunities and Final Awards; determine the terms and conditions of Award Opportunities in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and amend the terms and conditions of any outstanding Award Opportunity to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified hereunder.
     3.3 Decisions Binding. All determinations and decisions of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all parties.
     3.4 Indemnification. Each person who is or shall have been a member of the Committee or the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party, or in which he or she may be involved by reason of any action taken or failure to act under the Plan, and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.
     The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
Article 4. Eligibility and Participation
     4.1 Eligibility. Only Employees shall be eligible to participate in the Plan. Independent contractors and employees of third parties who are performing work on behalf of the Company, whether part time, full time, or temporary, shall not be eligible to participate in the Plan. Employees who participate in a sales incentive plan are ineligible to participate in this Plan.
     4.2 Participation. Participation in the Plan is Discretionary and shall be determined on an annual basis by the Committee. Participants shall be notified of their participation in the Plan in writing and shall be apprised of the terms of the Plan as soon as practical following the Committee’s Discretionary determination.
     Participation in the Plan and the receipt of an award under the Plan requires that a Participant be in an employment relationship with the Company or an Affiliate or Subsidiary of the Company and that no notice of termination regarding such employment relationship has been issued on or before December 31st of the respective year to which the award or benefit relates.

     4.3 Partial Performance Period Participation. An Employee who becomes eligible after the beginning of a Performance Period may participate on a pro rata basis in the Plan for that Performance Period. The Committee, in its sole discretion, retains the right to prohibit or allow participation in the initial Performance Period of eligibility for such Employees.
     \4.4 No Right to Participate. No Employee shall at any time have a right to participate in the Plan for any Performance Period, despite having previously participated in the Plan. All awards and other benefits granted under the Plan are of voluntary nature. The grant of an award or the benefit of participating in the Plan shall not create a claim for future awards, benefits or participation in the Plan even if awards or benefits have been granted to a Participant repeatedly over previous plan years.
Article 5. Award Determination
     5.1 Performance Measures and Performance Goals. Prior to the beginning of each Performance Period, or as soon as practicable thereafter, the Committee shall select performance measures and shall establish performance goals for that Performance Period. These performance measures may include, but not be limited to, any of the following:
(a)	Income measures (including, but not limited to, gross profit, operating income, income before or after taxes, or earnings per share);

(b)	Return measures (including, but not limited to, return on assets, investment, equity, or sales);

(c)	Cash flow measures (including, but not limited to, operating cash flow and cash flow return on investments);

(d)	Sales;

(e)	Economic value created;

(f)	Share price (including, but not limited to, growth measures and total shareholder return);

(g)	Inventory turnover; and

(h)	On-time delivery measures.
     The performance goals may be based on any combination of corporate, divisional, group and/or local facility measures.
     5.2 Award Opportunities. Prior to the beginning of each Performance Period, or as soon as practicable thereafter, the Committee shall establish, in writing, Award

Opportunities (including a Participant’s Target Incentive Award) which correspond to various levels of achievement of the pre-established performance goals. In the event a Participant changes job levels during a Performance Period, the Participant’s Award Opportunity may be adjusted to reflect the amount of time at each job level during the Performance Period.
     5.3 Adjustment of Performance Goals and Award Opportunities. Once established, performance goals normally shall not be changed during the Performance Period. However, if the Committee determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals, then the Committee may approve appropriate adjustments to the performance goals (either up or down) during the Performance Period as such goals apply to the Award Opportunities of specified Participants. In addition, the Committee shall have the authority to reduce or eliminate the Final Award determinations, based upon any objective or subjective criteria it deems appropriate.
     Notwithstanding any other provision of this Plan, in the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368), or any partial or complete liquidation of the Company, such adjustment shall be made in the Award Opportunities and/or the performance measures or performance goals related to then-current Performance Periods, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.
     5.4 Final Award Determinations. At the end of each Performance Period, Final Awards shall be computed for each Participant as determined by the Committee. Final Award amounts may vary above or below the Target Incentive Award, based on the level of achievement of any combination of pre-established corporate, divisional, group and/or local facility performance goals.
      Management of the Company has the right to deny payment of calculated awards under the Plan for any Participant who is evaluated by management as having failed to meet expectations as determined through the annual performance management process.
     5.5 Award Limit. The Committee may establish guidelines governing the maximum Final Awards that may be earned by Participants (either in the aggregate, by Employee class, or among individual Participants) in each Performance Period. The guidelines may be expressed as a percentage of Company-wide goals or financial measures, or such other measures as the Committee shall from time to time determine.
     5.6 Threshold Levels of Performance. The Committee may establish minimum levels of performance goal achievement, below which no payouts of Final Awards shall be made to any Participant.

Article 6. Payment of Final Awards
     6.1 Form and Timing of Payment. Each Participant’s Final Award shall be paid in one lump sum, on or after March 17th, but no later than April 16th.
     6.2 Unsecured Interest. No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.
Article 7. Termination of Employment
     7.1 Termination of Employment Due to Death, Disability, or Retirement. In the event a Participant’s employment is terminated within the Performance Period by reason of death, Disability, or Retirement, the Final Award determined in accordance with Section 5.4 herein shall be calculated to reflect participation prior to termination only. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines the definition of Disability to have been satisfied. The Final Award thus determined shall be paid on or after March 17th, but no later than April 16th in the year which termination of employment occurs.
     7.2 Termination of Employment for Other Reasons. In the event Participant’s employment is terminated and therefore a Participant ceases to be an Employee, within the Performance Period, for any reason other than death, Disability, or Retirement (of which the Committee shall be the sole judge), all of the Participant’s rights to a Final Award for the Performance Period then in progress shall be forfeited. However, except in the event of an involuntary employment termination for Cause, the Committee, in its sole discretion, may pay an award for the portion of the Performance Period that the Participant was employed by the Company, computed as determined by the Committee.
Article 8. Rights of Participants
     8.1 Employment. Nothing in the Plan shall be construed as giving any Participant the right to be retained in the employ of the Company or any right to any payment whatsoever, except to the extent of the benefits provided for by the Plan. Except as otherwise provided for herein, the Company expressly reserves the right, prior to a Change In Control, to dismiss any Participant at any time and for any reason without liability for the effect which such dismissal might have upon him as a Participant of the Plan.
     8.2 Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.
Article 9. Change In Control
     In the event of a Change In Control, each Participant shall be entitled to a pro rata payment of his or her Target Incentive Award for the Performance Period during which such Change In Control occurs. The pro rata Target incentive Award payment shall be calculated by dividing the number of months within the Performance Period prior to the effective date of the Change In Control by the annual twelve (12) month period. In order to prorate a Target Incentive Award pursuant to the preceding sentence, the month in which the Change In Control occurs will not be considered a month within the Performance Period prior to the Effective Date of the Change In Control unless the Change In Control occurred after the fifteenth (15th) day of such month. Such amount shall be paid to each Participant within forty-five (45) days after the effective date of the Change In Control and such payment will be made in lieu of any other payment to be made to a Participant for such Performance Period.
Article 10. Amendments
     The Company reserves the right, at anytime and by action of the Board or the Committee, to amend or terminate this Plan in whole or in part and from time to time on a prospective basis.
Article 11. Miscellaneous
     11.1 Governing Law and Proper Venue. The Plan, and all provisions hereunder, shall be governed by and construed in accordance with the laws of the state of Texas without giving effect to principles of conflict of laws. The proper place of venue to enforce any terms or conditions of this Plan shall be Dallas County, Texas. Furthermore, any legal proceeding against the Company arising out of or in connection with this Plan shall be brought in the district courts of Dallas County, Texas, or the United States District Court for the Northern District of Texas, Dallas Division.
     11.2 Withholding Taxes. The Company, or the applicable Affiliate or Subsidiary, shall have the right to deduct from all payments under the Plan any federal, state, local, or other taxes required by applicable law to be withheld with respect to such payments.
     11.3 Non-Pensionable Status of Payments under the Plan. Payments under the Plan are not taken into account for purposes of calculating employees pension benefits under applicable pension plans.
     11.4 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

     11.5 Severability. In the event that any provision of the Plan shall be declared or adjudicated illegal, invalid or unenforceable for any reason whatsoever, then the illegal, invalid or unenforceable provision shall be deemed excised herefrom, and the remaining parts of the Plan shall continue and remain in full force and effect and the Plan shall be construed and enforced as if such illegal, invalid or unenforceable provision had not been included herein.
     11.6 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.
     11.7 Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
IN WITNESS WHEREOF, the Company has caused this Plan, as amended and restated to be executed on December 22, 2004 and effective as of January 1, 2001, except as otherwise stated herein.

FLOWSERVE CORPORATION
By:	/s/ Ronald F. Shuff
Ronald F. Shuff
Vice President, Secretary and General Counsel